IMMEDIATE ATTENTION REQUIRED
IMPORTANT INFORMATION REGARDING RIGHTS OFFERING
________, 2013
RE:     First Security Group, Inc. 401(k) and Employee Stock Ownership Plan
Non-Transferable Rights Offering

Dear Participant, Beneficiary, or Alternate Payee:
The enclosed common share rights offering (“Rights Offering”) materials and First Security Group, Inc. 401(k) and Employee Stock Ownership Plan (the “Plan”) non-transferable Rights Offering election form (“Direction Form”) require your immediate attention. The Rights Offering materials describe the issuance by First Security Group, Inc. (“First Security”), at no charge to its shareholders of record on April 10, 2013, of non-transferable subscription rights (“Rights”) to purchase up to 3,329,234 shares of common stock in First Security (the “Common Stock”), $0.01 par value per share, at a cost of $1.50 per share (the “Subscription Price”). The Rights Offering is made upon the terms and subject to the conditions described in the offering prospectus, dated as of ________, 2013 (the “Prospectus”), which is enclosed, as amended or supplemented from time to time. The Rights Offering is not conditioned on any minimum number of Rights being exercised, but is subject to the other conditions, set forth in the Prospectus and this letter.

You are being asked to provide direction on how to respond to the Rights Offering, as explained more fully below because you are a participant, beneficiary, or alternate payee under the Plan (each a “Plan Member”). Each shareholder of record on April 10, 2013 of First Security is being issued one (1) Right for each share of Common Stock held by such shareholder as of 5:00 p.m. Eastern Time on April 10, 2013 (the “Record Date”). As a Plan Member, you will receive one (1) Right for each share of Common Stock held by the trustee of the Plan, FSGBank, N.A. (the “Trustee”) for your benefit in your Plan account as of the Record Date. Please read this carefully and completely. If you want to exercise your Rights issued to your Plan account, you MUST use the Direction Form. You must NOT use the Direction Form with respect to any Rights issued to you outside the Plan.
Each Right will entitle a shareholder to purchase up to two (2) shares of Common Stock at the Subscription Price (the “Basic Subscription Privilege”). If a shareholder exercises his or her full Basic Subscription Privilege under all of his or her Rights (or, in the case of a Plan Member, the Rights issued to the Trustee for the Common Stock held in that Plan Member's account), such shareholder may choose to purchase a portion of any shares of Common Stock that are not purchased by all other shareholders through the exercise of their Basic Subscription Privilege (the “Over-Subscription Privilege”), as described in greater detail below. By completing the Direction Form attached hereto, you will instruct the Trustee whether or not to exercise, on your behalf, your Basic Subscription Privilege under any Rights issued to your account, and, to the extent such Basic Subscription Privilege under your Rights is exercised to its fullest extent, whether to acquire any additional shares of Common Stock, if applicable, under the Over-Subscription Privilege.
Please note that a current determination of the number of Rights credited to your Plan account is available by contacting Federated Retirement Plan Services at 1-877-715-4015, Monday through Friday, between the hours of 9:00 a.m and 8:00 p.m. Eastern Time or by visiting https://frps.retirementpartner.com.
The remainder of this letter summarizes the Rights Offering transaction, your rights with respect to the Rights Offering under the Plan and the procedures for providing direction to the Trustee. You should also carefully review the more detailed description of the Rights Offering provided in the Prospectus.
BACKGROUND
First Security has issued to its shareholders of record on April 10, 2013 Rights to purchase shares of Common Stock at the Subscription Price. No shareholder is required to acquire any shares of Common Stock in relation to any Rights issued to such shareholder and the same Subscription Price will apply regardless of the number of Rights exercised by the shareholders of First Security.
The enclosed Prospectus sets forth the objectives, terms and conditions of the Rights Offering and is being provided to all First Security shareholders of record on April 10, 2013. As previously noted, the Rights are being issued based on the number of shares of Common Stock held by shareholders as of the Record Date at a rate of one (1) Right per one (1) share of Common Stock. As of the date of this notice, the Plan holds approximately 45,193 shares of Common Stock, allocated to participant, beneficiary and alternate payee accounts. However the Plan held approximately 102,502 shares as of the Record Date. Only the Trustee can exercise any Rights issued in relation to these shares of Common Stock in the Rights Offering. Nonetheless, as a Plan Member, you have the right to direct the Trustee whether or not to exercise some or all of the Rights attributable to your individual account in the Plan or purchase any additional shares of Common Stock under your Over-Subscription Privilege, if applicable, to the extent that you have exercised your Basic-Subscription Privilege in full. You may exercise all, none, or any portion of the Rights attributable to your account under the Plan. However, First Security will not issue any fractional interest in shares of Common

Stock. Unless otherwise required by applicable law, the Trustee will exercise the Rights attributable to Plan Member accounts in accordance with Plan Member instructions and the Trustee will not exercise Rights attributable to Plan Member accounts for which it does not receive timely or complete instructions or for which it has received a direction not to exercise such Rights, in whole or in part. If you do not complete the enclosed Direction Form and return it to the Tabulator on a timely basis, you will be deemed to have elected not to participate in the Rights Offering with respect to the Rights issued to your account and no Rights attributable to your Plan account will be exercised. However, the Rights Offering will have an effect on your account, regardless of whether you participate (See the section entitled “Effect of Rights Offering on Your Account (Whether or Not You Participate)”)
LIMITATIONS ON YOUR DIRECTIONS
The enclosed Direction Form for the Plan allows you to specify whether or not you wish to acquire all of the shares of Common Stock attributable to your Rights (and, if applicable, any shares you wish to acquire as part of your Over-Subscription Privilege) and the price for such shares of Common Stock.
A Plan Member through his or her Plan account, may not purchase a number of shares of Common Stock the aggregate Subscription Price of which exceeds such Plan Member's balance in their Federated Capital Preservation Fund ISP (“ISP Balance”) as of September [ ], 2013, as defined below (the “Fund Date”). If you submit a Direction Form to the Trustee instructing it to acquire an amount of Common Stock greater than your ISP Balance on the Fund Date, the Trustee will disregard your Direction Form in its entirety and you will not be entitled to exercise your Rights.
Furthermore, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits the purchase of shares of Common Stock by the Plan from First Security for more than “adequate consideration” which is defined in ERISA for a publicly traded company as the prevailing price on a national securities exchange, in this case, NASDAQ Capital Market, on or about the date the Rights are exercised by the Trustee (the “Prevailing Market Price”). Accordingly, the Trustee will exercise or not exercise your Rights as follows:

•	if the Prevailing Market Price is less than the Subscription Price (i.e., $1.50 per share), notwithstanding your direction to the Trustee to exercise the Rights, the Rights will not be exercised; and

•	if the Prevailing Market Price is greater than or equal to the Subscription Price, the Trustee will follow your direction to exercise your Rights.

Finally, subject to the discretion of the Board of Directors of First Security, a Plan Member through his or her Plan account, may not purchase a number of shares of Common Stock such that upon completion of the Rights Offering the account of such Plan Member owns securities that, when combined with securities held outside the Plan, represent in excess of 4.9% of First Security's total Common Stock. Additionally, federal law generally requires prior regulatory approval for any person or persons acting in concert to acquire 10% or more of a company's Common Stock. First Security will not issue shares of Common Stock pursuant to the exercise of Basic Subscription Rights or Over-Subscription Rights to any person or entity who, in First Security's sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of September 9, 2013, such clearance or approval has not been obtained and/or any applicable waiting period has not expired.
The Board of Directors of First Security has approved the Rights Offering. However, none of the Trustee, the Plan administrative committee, First Security, its Board of Directors and executive officers, or its management is making any recommendation to you as to whether to exercise or refrain from exercising your Rights, or, if applicable, whether to exercise your Over-Subscription Privilege. EACH PLAN MEMBER MUST MAKE AND IS RESPONSIBLE FOR HIS OR HER OWN DECISIONS. It is recommended that you consult with your tax, legal, and financial advisors prior to making any decision.
CONFIDENTIALITY
To assure the confidentiality of your decision, the Tabulator (as defined below) will tabulate Plan Member directions and provide them directly to the Trustee. The Tabulator, its affiliates and its agents will not make your individual direction available to First Security in a manner that will allow First Security to identify you. However, the Tabulator will provide to the Trustee the number of shares to be allocated to your account once that number is determined by the Tabulator.
PROCEDURES FOR MOVING FUNDS INTO YOUR MONEY MARKET ACCOUNT
If you desire to have the Trustee acquire an amount of Common Stock through the Rights Offering the aggregate cost of which would exceed your ISP Balance as of the Fund Date, you may access your retirement account at https://frps.retirementpartner.com and click on the Transaction Tab to access Transfer my Investments should you need to transfer any money to the Federated Capital Preservation Fund ISP to cover your rights offering selection. Should you have any question on how to process a fund transfer call 1-877-715-4015.

PROCEDURE FOR DIRECTING TRUSTEE
Enclosed is a Direction Form which should be completed and returned to the Tabulator. If you do not properly complete and return a Direction Form by the deadline specified below, your Rights will be considered NOT EXERCISED. You must use this Direction Form, and only this form, with respect to Rights attributable to your account in the Plan.
To properly complete your Direction Form, you must do the following:

1)
Specify whether, or not, you desire to exercise your Basic Subscription Privilege under your Rights and, if you choose to exercise such privilege, the number of shares of Common Stock you wish to purchase. In addition to the Basic Subscription Privilege, if you exercise such privilege to the fullest extent permitted by the Rights attributable to your account, you also may elect to exercise the Over-Subscription Privilege for any shares not otherwise purchased by other shareholders and participants in the Plan under their Rights. You are required to specify any shares of Common Stock you wish to acquire under the Over-Subscription Privilege on the Direction Form as well. Please note that First Security will not issue fractional shares under either the Basic Subscription Privilege or Over-Subscription Privilege.

2)	Provide the personal information required and date and sign the Direction Form in the space provided.

3)	Return the Direction Form in the enclosed return envelope to Registrar and Transfer Company, the tabulator selected for the Trustee (the “Tabulator”), to the following mailing address:
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016

Despite any deadlines set forth in the Prospectus or other Rights Offering materials you may receive your Direction Form must be RECEIVED by no later than 4:00 P.M., Eastern Time, on September 11, 2013 (the “Election Deadline”), unless the Rights Offering is extended. This earlier deadline is necessary to facilitate the tabulation of the elections of all Plan Members and providing that information to the Trustee. The Trustee will then provide instructions on behalf of all Plan Members.
Your election with respect to Rights held in your account in the Plan will only be valid if you use the Direction Form applicable to the Plan as indicated on the Direction Form. Do not use any of the other forms provided by First Security in the enclosed Rights Offering materials. A Direction Form for the Plan is only valid if it is properly completed and submitted to the Tabulator. A Direction Form for the Plan submitted to First Security or the Trustee directly will not be valid.
The Trustee will purchase the appropriate number of shares of Common Stock on behalf of all Plan Members in the Plan. If sufficient Shares are available after the exercise of the Basic Subscription Privileges available to shareholders and Plan Members under their Rights, First Security will seek to honor any Over-Subscription Rights exercised by the shareholders or the Plan Members, through the Trustee, in full. If, however, over-subscription requests exceed the number of shares of Common Stock available, First Security will allocate the available shares among shareholders and Plan Members pro rata based on the relative ownership percentages as of the Record Date of shareholders and Plan Members requesting over-subscription shares. First Security will not issue fractional shares through the exercise of Over-Subscription Privilege.
EFFECT OF RIGHTS OFFERING ON YOUR ACCOUNT (WHETHER OR NOT YOU PARTICIPATE)
The funds necessary for to pay the aggregate cost of the Common Stock a Participant elects to buy will be removed from such Plan Member's Federated Capital Preservation Fund ISP balance. However, to facilitate the exercise of the Rights, all amounts for all Plan Members that are invested in the Federated Capital Preservation Fund ISP will be frozen effective as of September [ ], 2013 through and including September [ ], 2013 and no additional transfers will be permitted into or out of the fund during that time. Additionally, all amounts for all Plan Members that are invested in ESOP Account (i.e., the portion of your account that is invested in stock of First Security) will be frozen effective as of September [ ], 2013 through and including one (1) business day following the date on which the Trustee receives the Common Shares on behalf of the Plan Members following the exercise of the Rights.
FURTHER INFORMATION
If you require additional information concerning the terms and conditions of this rights offering, please call Registrar and Transfer Company, the information agent, toll free at 1-800-368-5948.
Sincerely,
[NAME]

First Security Group, Inc. 401(k) and Employee Stock Ownership Plan
NON-TRANSFERABLE SUBSCRIPTION RIGHTS ELECTION FORM
THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN FIRST SECURITY GROUP, INC.'S PROSPECTUS DATED AUGUST [ ], 2013 (THE “PROSPECTUS”) AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM REGISTRAR AND TRANSFER COMPANY, BY CALLING 1-800-368-5948.
You MUST use this form to give direction with respect to your RIGHTS issued to your Plan account. You must NOT use this form for any Rights issued to you with respect to shares you held outside the Plan.
First Security Group, Inc. (the “Company”) is offering (the “Rights Offering”) to its shareholders of record as of 5:00 p.m. Eastern Time on April 10, 2013 (the “Record Date”) non-transferable rights (each, a “Right”) to purchase up to an aggregate of 3,329,234 shares of the Company's common stock, $0.01 par value (the “Common Stock”), at a subscription price of $1.50 per share (the “Subscription Price”). Each shareholder of record as of the Record Date will receive, at no charge, one (1) Right for each share of Common Stock owned on the Record Date. Each Right will allow the holder thereof to subscribe to purchase two (2) shares of Common Stock at the Subscription Price (the “Basic Subscription Privilege”). If you purchase all the Common Shares available to you through the Basic Subscription Privilege, you may choose to purchase a portion of any Common Shares that are not purchased by the other shareholders of the Company through the exercise of the Basic Subscription Privilege (the “Over-Subscription Privilege”).
You have been granted the number of Rights indicated in the table below with respect to shares you own in the Plan on the Record Date. The number of shares of Common Stock that you are eligible to subscribe for under the Basic Subscription Privilege was determined by multiplying the number of Rights you are receiving (which is equivalent to the number of shares you owned in the Plan on the Record Date) by two (2).
Account of [-]
in the
First Security Group, Inc. 401(k) and Employee Stock Ownership Plan

Rights                        [-]
Maximum Number of Shares Eligible for             [-]
Subscription under Basic Subscription Privilege

For a more complete description of the terms and conditions of the Rights Offering, please refer to the Prospectus, which you should read carefully in its entirety. Please also read carefully accompanying Important Information on the Rights Offering, which has been provided to you with this Direction Form.

Election Deadline. To exercise the Rights held by your Plan account and purchase shares of Common Stock, you must complete this Direction Form and deliver it to Registrar and Transfer Company by no later than 4:00 p.m., Eastern Time, on September [ ], 2013, unless the Company decides, in its sole discretion, to extend the deadline or cancel the Rights Offering earlier.
NOTE: This is earlier than the deadline that applies if you are exercising your Rights with respect to shares of Common Stock that you may hold outside of the Plan.

PART 1: EXERCISE OF SUBSCRIPTION RIGHTS
A.     I irrevocably exercise my Rights and subscribe for the following number of shares of Common Stock under my Basic Subscription Privilege:
______ shares of Common Stock
B.     The Total Basic Subscription Price (Line A multiplied by $1.50):
$ __________
C.    To the extent any Common Shares remain under the offering after each shareholder of the Company has exercised its Rights, I subscribe for up to the following number of shares of Common Stock under my Over-Subscription Privilege: (Note: You must fully subscribe with respect to your basic subscription privilege for this to apply.)
______ shares of Common Stock
D.    The Total Over-Subscription Price (Line C multiplied by $1.50):
$ __________
E.    The Total Subscription Price (Add Line B and Line D)
$ __________
PART 2: PAYMENT INSTRUCTIONS AND OTHER TERMS AND CONDITIONS
By executing this Direction Form, the undersigned hereby acknowledges and agrees to the following terms and conditions:
    1.     I authorize the Plan's Trustee and its agents to exercise the number of Rights that I have elected to exercise as provided in this Direction Form.
    2.     If the Subscription Price exceeds the closing price of the Common Stock on September [ ], none of the Rights held by the Plan, including those held in my Plan account, will be exercised and those Rights will expire.
    3.     If the value of the Federated Capital Preservation Fund ISP balance in my Plan account on September [ ] is not equal to or greater than the Total Subscription Price shown on line E of Part 1, none of the Rights held in my Plan account will be exercised and those Rights will expire.
    4.     Book entry shares (in lieu of certificates) representing shares of Common Stock duly subscribed and paid for will be issued as soon as practicable after the termination of the Rights Offering in accordance with the terms of the Prospectus. I understand that these shares of Common Stock will be credited to my Plan account and will not be issued to me directly.
    5.     I agree to all the terms and conditions of this Direction Form and also those of the Prospectus, which is incorporated in this Direction Form by reference.
    6.     I understand that if I do not properly complete and sign this Direction Form, it will be invalid, which may prohibit me from exercising any of the Rights held by my Plan account.
PART 3: YOUR SIGNATURE
Participant's, Beneficiary's or Alternate Payee's Signature*
________________________________
Name:
Date:
*     If this Direction Form is being signed on your behalf by your attorney, executor, administrator, guardian or other fiduciary, the person signing must give his or her full title in that capacity, and the proper evidence of authority to act in such capacity must be furnished to the Company upon request (see Part 4 below).

PART 4: RETURN DELIVERY INSTRUCTIONS
Return this Direction Form to Registrar and Transfer Company by First-Class Mail, Overnight Courier or Hand-Delivery to the address below Note: A self-addressed envelope has been attached to this Direction Form for your convenience:
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016
NO OTHER METHODS OF DELIVERY WILL BE ACCEPTED.
THIS SUBSCRIPTION RIGHTS ELECTION FORM MUST BE ACTUALLY RECEIVED BY REGISTRAR AND TRANSFER COMPANY, NOT SIMPLY POSTMARKED, AT ONE OF THE DESIGNATED ADDRESSES ABOVE, NO LATER THAN 4:00 P.M. EASTERN TIME ON SEPTEMBER 11, 2013. ELECTION FORMS RECEIVED AFTER THE DEADLINE WILL BE INVALID.
PART 5: ADDITIONAL INFORMATION
FOR ADDITIONAL INFORMATION CONCERNING THE RIGHTS OFFERING, PLEASE CONTACT REGISTRAR AND TRANSFER COMPANY, BY CALLING 1-800-368-5948.